Exhibit 10.1

ADMINISTRATIVE SERVICES AGREEMENT

dated as of February 1, 2016

among

CITY OFFICE MANAGEMENT LTD.,

SECOND CITY CAPITAL II CORPORATION,

and

SECOND CITY REAL ESTATE II CORPORATION

i

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (this “Agreement”), dated as of February 1, 2016, is by and among, City Office Management Ltd., a British Columbia limited company formerly known as CIO Management Buyer Ltd. (“Buyer”), Second City Capital II Corporation, a British Columbia corporation (“SCCC”), and Second City Real Estate II Corporation, a British Columbia corporation, (together with SCCC, “Second City”). Second City and Buyer are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, that certain Stock Purchase Agreement, dated as of November 2, 2015 (the “Stock Purchase Agreement”), among the shareholders of JTF CIO Holdco Corporation, a British Columbia corporation (“JTF Holdco”), listed on Schedule A thereto (the “JTF Shareholders”), the shareholders of Tylee Holdings Inc., a British Columbia corporation (“Tylee Holdco”), listed on Schedule B thereto (the “Tylee Shareholders”), Gibralt Capital Corporation, a British Columbia corporation (“Gibralt”), Buyer, City Office REIT, Inc., a Maryland corporation and the parent company of CIO (“Parent”), James Farrar, Anthony Maretic and Gregory Tylee provides for a transaction in which (i) CIO will purchase from the JTF Shareholders, and the JTF Shareholders will sell to CIO, all of the JTF Shares, (ii) CIO will purchase from the Tylee Shareholders, and the Tylee Shareholders will sell to Buyer, all of the Tylee Shares, and (iii) CIO will purchase from Gibralt and Anthony Maretic, and Gibralt and Anthony Maretic will sell to CIO, all of the shares of capital stock of City Office Real Estate Management, Inc., a Canada Business Corporations Act corporation (the “Advisor”), owned by Gibralt and Anthony Maretic, in return for the Purchase Price (as defined therein), including the Earnout (as defined therein) effective February 1, 2016;

WHEREAS, the Parties’ execution of this Agreement is a condition to the closing of the Purchase described and defined in the Stock Purchase Agreement;

WHEREAS, Second City desires to retain Buyer to provide certain administrative services on the terms and conditions hereinafter set forth; and

WHEREAS, immediately upon the closing of the Purchase described and defined in the Stock Purchase Agreement, Buyer will amalgamate with City Office REIT Management Inc., JTF Holdco and Tylee Holdco to become a British Columbia unlimited liability company, which will be liable for the obligations of Buyer, including under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Advisor” means City Office Real Estate Management, Inc., a Canada Business Corporations Act corporation.

“Advisory Agreement” means that certain advisory agreement, dated as of April 21, 2014, by and among the REIT, the OP and the Advisor, as amended.

“Affiliate” means (i) any Person directly, or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer or general partner of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

“Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the United States Bankruptcy Code, the Canadian Bankruptcy and Insolvency Act, or any other United States or Canadian federal, state or foreign insolvency law (“Bankruptcy Law”), or such Person’s filing an answer consenting to or acquiescing to an involuntary petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Bankruptcy Law, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Board of Directors” means the Board of Directors of the REIT.

“Business Day” means any day, except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Code” means the Internal Revenue Code of 1986, as amended.

“Change of Control” means the direct or indirect acquisition by any Person, or group of Persons, acting jointly or in concert, of voting control or direction over more than 50% of the votes attaching, collectively, to the outstanding voting shares of the REIT.

“Commencement Date” means the date of commencement of services pursuant to the terms of this Agreement, which date shall be the same as the Internalization Date.

“Common Stock” means shares of the REIT’s common stock, par value $0.01 per share.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” as of any date, means with respect to one share of Common Stock, Preferred Stock or one Partnership Common Unit, as the case may be, the value determined as follows:

(i) If the Common or Preferred Stock is then listed on a National Securities Exchange (as such term is used in Section 6(a) of the Exchange Act), the closing sales price per share on such exchange for the last preceding date on which there was a sale of such shares on such exchange;

(ii) If the Common Stock or Preferred Stock is not then listed on a national securities exchange but is then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares in such over-the-counter market for the last preceding date on which there was a sale of such shares on such market;

(iii)	If neither (i) nor (ii) applies, such value as the Board of Directors in its discretion may in good faith determine; and

(iv) Partnership Common Units shall have a Fair Market Value per Partnership Common Unit equal to the Fair Market Value of one share of Common Stock.

“Fully-Diluted Market Capitalization” means

(i) the Fair Market Value of one share of Common Stock multiplied by the number of shares of Common Stock issued and outstanding; plus

(ii) the Fair Market Value of one share of Common Stock multiplied by the maximum number of shares of Common Stock issuable pursuant to any outstanding Options or Convertible Securities that are (1) held by any Person other than the REIT or a Subsidiary and (2) In-the-Money; minus the aggregate consideration payable to the REIT upon the exercise, conversion and/or exchange of such Options or Convertible Securities; plus

(iii) the Fair Market Value of one share of Preferred Stock multiplied by the number of shares of such Preferred Stock issued and outstanding and held by any Person other than the REIT or a Subsidiary; plus

(iv) the Fair Market Value of one share of Preferred Stock multiplied by the maximum number of shares of such Preferred Stock issuable pursuant to any outstanding Preferred Options or Preferred Convertible Securities that are (1) held by any Person other than the REIT or a Subsidiary and (2) In-the-Money; minus the aggregate consideration payable to the REIT upon the exercise, conversion and/or exchange of such Preferred Options or Preferred Convertible Securities; plus

(v) the Fair Market Value of one Partnership Common Unit multiplied by the number of Partnership Common Units issued and outstanding; plus

(vi) the Fair Market Value of one unit of any other Partnership Unit multiplied by the number of such Partnership Units outstanding held by any Person other than the REIT or a Subsidiary of the REIT.

“General Partner” means the general partner of any Second City Investment Vehicles.

“Governing Instruments” means, with regard to any entity, the articles or certificate of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles or certificate of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended, restated or supplemented from time to time.

“Independent Directors” means the members of the Board of Directors who are not officers or employees of the REIT or any of its Affiliates, and who are otherwise determined by the Board of Directors to be “independent” in accordance with the REIT’s Governing Instruments and policies and, if applicable, the rules of any national securities exchange on which the Common Stock or any Preferred Stock is listed.

“Internalization Date” means the date of closing of the transactions contemplated by the Stock Purchase Agreement.

“In-the-Money” means with respect to any security exercisable, convertible into, exchangeable or redeemable for another security, that the amount of consideration payable upon such exercise, conversion or exchange is less than the Fair Market Value of the security to be received upon such exercise, conversion, exchange or redemption.

“OP” means City Office REIT Operating Partnership, L.P.

“Option” shall mean any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Partnership Common Unit” has the meaning set forth in the Amended and Restated Agreement of Limited Partnership of the OP, as may be further amended or restated from time to time.

“Partnership Unit” has the meaning set forth in the Amended and Restated Agreement of Limited Partnership of the OP, as may be further amended or restated from time to time.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Preferred Stock” shall mean any share of the capital stock of the REIT designated as preferred stock.

“Property” or “Properties” means any real property which is owned or leased, directly or indirectly, by the REIT or any Subsidiary.

“REIT” means City Office REIT, Inc., a Maryland corporation and a “real estate investment trust” as defined under the Code.

“Second City Investment Vehicles” means the following entities for which Second City provides management services: Second City Capital Partners II, Limited Partnership, Second City Real Estate II, Limited Partnership, SC Principals Limited Partnership, and Revesco (USA) Second City Properties of Denver, LP.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any subsidiary of the REIT; any partnership, the general partner of which is the REIT or any subsidiary of the REIT; any limited liability company, the managing member of which is the REIT or any subsidiary of the REIT; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity or other beneficial interests is owned, directly or indirectly, by the REIT.

ARTICLE II

SERVICES AND DURATION

Section 2.01 Services. Subject to the terms and conditions of this Agreement, beginning on the Commencement Date and continuing during the Term (as defined in Article VII), Buyer shall provide (or cause to be provided) to Second City, as requested from time to time by Second City, the services listed below (the “Services”):

(i)	administrative record-keeping services and assistance with the preparation of accounting statements with respect to properties owned by funds advised by or managed by Second City;

(ii)	assisting with potential acquisitions, dispositions and financings;

(iii)

administering such day-to-day operations of the Second City Investment Vehicles as may be agreed upon by Buyer and Second City, including the collection of revenues and payment of debts and obligations on behalf of Second City and the Second City Investment Vehicles, at Second City’s cost and expense;

(iv)	obtaining, upon Second City’s request and at Second City’s expense, reports and statistical and economic research for the Second City Investment Vehicles;

(v)	assisting, upon Second City’s request and at Second City’s expense, the Second City Investment Vehicles in qualifying to do business in jurisdictions determined by the General Partners;

(vi)	assisting in business plans and monitoring the Second City Investment Vehicles’ financial performance;

(vii)	providing assistance with respect to regulatory compliance, risk management policies and any litigation matters;

(viii)	providing guidance to the managers of the properties owned by Second City Investment Vehicles with regards to operating expenses, lease negotiation terms and capital expenditures;

(ix)	assisting with third-party communications; and

(ix)

providing any additional services as may from time-to-time be agreed to in writing by Buyer and Second City for which Buyer will be compensated on terms to be agreed upon between Buyer (with the approval of the Independent Directors) and Second City prior to the provision of such services.

Buyer’s provision of services at all times shall be subject to the supervision of Second City and Buyer shall only perform such functions and with such authority as Second City or the General Partners of the Second City Investment Vehicles may specifically delegate to it, including the functions and authority identified herein and delegated to Buyer hereby. Notwithstanding anything in this Agreement or otherwise, Second City, and not Buyer, will be responsible for the preparation of all financial statements and the preparation and filing of all tax returns. Second City will formally approve any and all budgets, schedules, acquisitions or dispositions, distributions to investors, financing or similar activities for which Buyer provides assistance or services hereunder. In addition, certain persons who will become employees and executive officers of the REIT or a subsidiary of the REIT on the Internalization Date are also employees or principals of Second City and the Parties agree that any and all decisions, consents, approvals or other activities or actions by such persons in approving, adopting or taking any actions with respect to budgets, financial statements, acquisition or disposition activities, capital raising, investor relations or similar activities with respect to Second City shall be in their capacity as principal or employee of Second City and not in their capacity as an officer, director or employee of Buyer, the REIT or any of their Affiliates and Buyer and its Affiliates shall have no liability or obligation to Second City or to any third party with respect thereto.

Section 2.02 Personnel. (a) Buyer will make available such appropriately qualified personnel as it deems appropriate to provide the Services, including James Farrar and Gregory Tylee. In addition, Buyer will permit Messrs. Farrar and Tylee to perform their duties as officers of the General Partners. Buyer, in its sole reasonable discretion, may (i) designate the personnel to perform the Services, so long as such personnel will at all times be under the direct supervision of either Messrs. Farrar or Tylee, and (ii) remove and replace such personnel at any time with personnel of similar qualifications and experience levels, if such action would not reasonably be expected to cause a material decrease in the level of Services.

(b) In the event that the provision of any Services by Buyer requires the cooperation and services of the personnel of Second City or its lawyers, accountants or advisors, Second City will make available to Buyer, at Second City’s sole cost and expense, such personnel, who shall be appropriately qualified for purposes of the provision of such Service by Buyer, as may be necessary to enable Buyer to provide such Services.

ARTICLE III

OTHER ARRANGEMENTS AND ADDITIONAL AGREEMENTS

Section 3.01 Cooperation. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly implementation of this Agreement; provided, however, that this Section 3.01 shall not require Buyer to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by Buyer.

Section 3.02 Service Following Term. In addition to the activities permitted by Article VIII, following expiration of the Term, Buyer agrees that James Farrar and Gregory Tylee may provide reasonable assistance to the Second City Investment Vehicles with respect to properties, but not in the establishment of new Second City funds or investments in new Second City properties and only to the extent that such assistance does not interfere with their respective employment obligations to the REIT or a Subsidiary, as determined by the Independent Directors. Any such assistance shall be for the sole benefit of Second City and shall be performed only as requested by Second City from time to time. Any such activities will be undertaken by Messrs. Farrar and Tylee in their individual capacities as principals of Second City or the Second City Investment Vehicles and not as an officer, director, employee or agent of Buyer, the REIT or their Affiliates and Buyer, the REIT, and their Affiliates shall have no liability or obligation to Second City or any third party for any such activities.

ARTICLE IV

FEES, TAXES

Section 4.01 Fees. The fees payable by Second City to Buyer for the Services under this Agreement (“Fees”) shall be the annual amounts set forth below, payable in four equal quarterly installments, commencing on the Commencement Date and continuing on the first day of each quarter thereafter:

First 12 month period following the Commencement Date: $1,500,000

Second 12 month period following the Commencement Date: $1,150,000

Third 12 month period following the Commencement Date: $625,000

Section 4.02 Taxes. Without limiting any provisions of this Agreement, Second City shall pay any sales, use and other similar taxes imposed on, or payable with respect to, any Services provided to it under this Agreement; provided, however, that Second City shall not pay, or be responsible for, any applicable income, franchise or gross receipts taxes imposed on, or payable with respect to, the income derived by Buyer from providing the Services to Second City.

Section 4.03 No Right to Set-Off. Second City shall pay the full Fee amount owed to Buyer pursuant to the terms of this Agreement and shall not set-off, counterclaim or otherwise withhold any Fee amount owed to Second City under this Agreement on account of any obligation claimed or owed by Buyer to Second City that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing.

ARTICLE V

STANDARD FOR SERVICE

Section 5.01 Standard for Service. Buyer agrees (i) to perform the Services in a commercially reasonable manner; (ii) upon receipt of written notice from Second City identifying any outage, interruption or other failure of any Service, to respond to such outage, interruption or other failure of any Services in a commercially reasonable and prompt manner (the Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of the provisions of this Section 5.01 so long as Buyer complies with this clause (ii)).

Section 5.02 Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance with any and all laws applicable to it and its business.

ARTICLE VI

LIMITATION OF LIABILITY AND INDEMNIFICATION

Buyer, the REIT and their Affiliates assume no responsibility under this Agreement or otherwise other than to render the Services called for under this Agreement and shall not be responsible for any action or inaction of Second City or their Affiliates whether in following or declining to follow any advice or recommendations of Buyer or otherwise. None of Buyer, the REIT, the OP, or any of their respective officers, directors, members, employees, managers and personnel, any Person controlling or controlled by Buyer and any such Person’s directors, officers, stockholders, members, advisors, personnel and directors, and any Person providing sub-advisory services to Buyer will be liable to Second City, the Second City Investment Vehicles or any subsidiary or Affiliate thereof, to the board of directors of any Second City entity, or to Second City’s or any Second City Affiliate’s, including the Second City Investment Vehicles’, stockholders, investors, members, employees, partners, lenders or regulators for any acts or omissions by any such Person, pursuant to or in accordance with this Agreement or otherwise. Second City and the Second City Investment Vehicles shall reimburse, indemnify and hold harmless Buyer, the REIT, the OP and any of their respective officers, stockholders, directors, members, employees and personnel, any Person controlling or controlled by Buyer, the REIT or the OP (each, a “CIO Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, upon request, reasonable attorneys’ fees) in respect of or arising from any acts or omissions of such CIO Indemnified Party performed in good faith hereunder. The provisions of this Article VI shall survive the expiration or earlier termination of this Agreement.

ARTICLE VII

TERM AND TERMINATION

Section 7.01 Term and Termination.

(a) This Agreement shall be in effect, unless sooner terminated pursuant to this Article VII, until the third anniversary of the Internationalization Date (the “Term”).

(b) Upon a Change of Control, each of Second City and Buyer shall have the right to terminate this Agreement effective upon 30 days’ prior written notice of termination to the other Party; provided, however, that the election to terminate and notification thereof must be made within 90 days of such Change of Control or the right to terminate under this Section 7.01(b) shall expire.

(c) Second City shall have the right to terminate this Agreement at any time upon payment in full of all unpaid Fees payable to Buyer by Second City as described in Section 4.01; provided, however, that if Second City elects to terminate this Agreement upon a Change of Control pursuant to Section 7.01(b), no additional Fees will be payable to Buyer following the termination.

ARTICLE VIII

OTHER ACTIVITIES

In addition to the Services, during the Term and upon written request of Second City to the Independent Directors, Buyer agrees to permit James Farrar and Gregory Tylee to assist Second City in the formation of new real estate investment funds or single purpose acquisition vehicles sponsored by Second City and its affiliates. In such event, and as a condition of Buyer permitting Messrs. Farrar and Tylee to be available for such activities, the Parties agree that Messrs. Farrar and Tylee will act only in their individual capacities as principals of Second City and not as officers, directors, employees or agents of Buyer, the REIT or their Affiliates and Buyer, the REIT and their Affiliates shall not have any liability to any Person in connection with such activities and Second City agrees to indemnify Buyer, the REIT and their Affiliates in accordance with Article VI of this Agreement in connection with any such activities (other than disclosing their respective titles at Buyer). Second City and Messrs. Farrar and Tylee shall not be permitted to utilize the name, logo or other information regarding Buyer, the REIT or the OP in any such activities. At such time as the REIT has reached a Fully Diluted Market Capitalization of $1.0 billion, Buyer shall no longer be obligated to make available Mr. Farrar, Mr. Tylee or any other employee of Buyer or the REIT for any such activities.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Subcontractors. Subject to the approval of Second City, Buyer may hire or engage one or more subcontractors to perform any or all of the Services; provided, that (i) Buyer shall use the same degree of care in selecting any such subcontractor as it would if such contractor were being retained to provide similar services to Buyer, (ii) Buyer shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the standard for Services as set forth in Article V and the Services provided to Second City, and (iii) any such subcontractor will be supervised by either Mr. Farrar or Mr. Tylee. Notwithstanding the foregoing, (x) Second City and its Affiliates shall have the right to hire or engage any subcontractor directly and (y) if Buyer does hire or engage any subcontractor to provide any Services hereunder, then, notwithstanding any provision of this Agreement to the contrary, the applicable service charge payable by Second City for the provision of such Service performed by such subcontractor shall be only the amount actually paid to such subcontractor for providing such Service, without any additional charge or mark up. Second City shall be responsible for paying directly any accountants, lawyers, or other service providers performing services for Second City whether engaged by Second City or Buyer.

Section 9.02 Treatment of Confidential Information.

(a) The Parties shall not, and shall cause their respective Affiliates and all other Persons providing Services or having access to information of the other Party that is known to such Party as confidential or proprietary (“Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that each Party may disclose Confidential Information of the other Party and to the extent permitted by applicable law: (i) to its Affiliates on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony or other submission required to be made to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b) Each Party shall, and shall cause its Affiliates to protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature but in any event not less than reasonable means.

(c) Each Party shall cause its Affiliates to agree to be bound by the same restrictions on use and disclosure of Confidential Information as are binding upon such Party in advance of the disclosure of any such Confidential Information to them.

(d) Each Party shall comply with all applicable state, federal and foreign privacy and data protection laws that are or that may in the future be applicable to the provision of Services under this Agreement.

Section 9.03 Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 9.04 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.04):

(i)	if to Second City:

Second City Capital II Corporation

1075 West Georgia Street, Suite 2600

Vancouver, British Columbia V6E 3C9

Canada

Attention: Ryan Chan, Chief Financial Officer

Facsimile: 604-661-4873

and:

Second City Real Estate II Corporation

1075 West Georgia Street,

Suite 2600

Vancouver, British Columbia V6E 3C9

Attention: Ryan Chan, Chief Financial Officer

Facsimile: 604-661-4873

with a copy to:

Bryan Cave LLP

1700 Lincoln Street, Suite 4100

Denver, CO 80203-4541

Attention: Sean Odendahl

Facsimile: 303-335-3767

(ii)	if to Buyer, OP or the REIT:

City Office REIT, Inc.

1075 West Georgia Street, Suite 2600

Vancouver, British Columbia V6E 3C9

Canada

Facsimile: 604-661-4873

Attention: Chairman of the Board

with a copy to:

Hunton & Williams LLP

951 E. Byrd Street

Richmond, VA 23219

Attention: David C. Wright Facsimile: 804-343-4580

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement, including any prior term sheets or letters of intent. Notwithstanding anything in this Agreement, this Agreement shall be subject to the Non-Competition and Non-Solicitation Agreements, each of even date herewith, among the REIT, the OP and its Affiliates and the other parties thereto.

Section 9.07 No Third-Party Beneficiaries. Except as provided in Article VI with respect to CIO Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08 Governing Law. This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

Section 9.09 Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement signed by all the Parties.

Section 9.10 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section and paragraph are references to the Articles, Sections and paragraphs of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) Second City and CIO have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless business days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a business day, the period shall end on the next succeeding business day.

Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.12 Assignability. (a) This Agreement shall not be assigned by operation of law or without the prior written consent of each of the Parties, except that Buyer may assign all of its rights and obligations under this Agreement to an Affiliate; provided, that no such assignment shall release Buyer from any liability or obligation under this Agreement.

Section 9.13 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY TO THIS AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

Section 9.14 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

CITY OFFICE MANAGEMENT LTD.
a British Columbia limited company

By:	/s/ Anthony Maretic
Name: Anthony Maretic
Title: Secretary and Treasurer

SECOND CITY CAPITAL II CORPORATION,
a British Columbia corporation

By:	/s/ Ryan Chan
Name: Ryan Chan
Title: Chief Financial Officer and Secretary

SECOND CITY REAL ESTATE II CORPORATION,
a British Columbia corporation

By:	/s/ James Farrar
Name: James Farrar
Title: Managing Director

Signature Page to Administrative Services Agreement